Exhibit 99.1

Contact:	Chris Paterson
Chief Executive Officer
(954) 796-3651
cpaterson@careguide.com

CAREGUIDE ANNOUNCES COMPLETION OF ACQUISITION

OF HAELAN CORPORATION

Doctors Meek and Barber Join CareGuide Leadership Team

Coral Springs, Florida (December 11, 2006) – CareGuide, Inc. (OTCBB:CGDE), a national disease and healthcare management company, today announced that it has completed its previously announced acquisition of Haelan Corporation, a privately held health improvement solutions company based in Indianapolis, Indiana, for $1.5 million in cash and the issuance of three-year convertible promissory notes to Haelan securityholders in the aggregate principal amount of up to $6.5 million. In addition, CareGuide will pay to Haelan’s securityholders up to an additional $3.0 million, a portion of which may be paid by CareGuide in shares of its common stock, in the event that certain revenue targets are achieved in connection with Haelan’s business in calendar year 2007. Pursuant to the closing of the transaction, Haelan Corporation became a wholly owned subsidiary of CareGuide, Dr. Julie Meek, founder and chief executive officer of Haelan Corporation, joined CareGuide as chief science officer, and Dr. Michael Barber, former Haelan board member, was elected as CareGuide’s seventh board member.

Haelan brings to CareGuide a unique patent-pending predictive modeling approach, One Care StreetTM, that identifies at-risk members for high near-term healthcare utilization. One Care Street employs a proprietary survey to identify at-risk individuals before they begin requiring high levels of medical resources, and does so with significantly greater sensitivity and specificity than traditional claims-based approaches. Once identified, members at risk have the opportunity to work with a One Care Street “Health Coach” to establish and accomplish their healthcare goals. In an August 2006 case study of 10 Haelan customers, nine reported no meaningful increase and, in numerous cases, a year-over-year reduction in the cost of healthcare services provided for their employees following the introduction of One Care Street as part of the employer’s benefits package.

Commenting on the transaction, Chris E. Paterson, Ph.D., president and chief executive officer of CareGuide, said, “We are very excited about the addition of Haelan Corporation. We believe that this acquisition, together with the acquisition of Patient Infosystems earlier this year, transitions us into a next generation disease and care management company. We now have a model supported by information technology that we expect will thrust us into a leadership position among disease and care management companies.”

Dr. Paterson further commented, “We expect rapid integration of Haelan and CareGuide, and One Care Street will be offered immediately by CareGuide as a breakthrough predictive modeling and behavioral coaching product. Additionally, we are delighted about having Doctors Meek and

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CGDE Completes Acquisition of Haelan Corporation

December 11, 2006

Barber in senior and pivotal roles in our company, and we look forward to their continuing leadership role in the healthcare management field as part of CareGuide.”

Dr. Meek added, “We believe that Haelan and CareGuide will be a powerful combination. One Care Street is a comprehensive intervention that will result in a higher return on investment for our customers than traditional disease management approaches. Through the combination of these two companies and the offering of all the products on an integrated basis, both CareGuide and Haelan customers will give their health plan members access to products that can help them live healthier, more productive lives.”

About CareGuide

Headquartered in Coral Springs, Florida, CareGuide is a national disease and care management company serving the health and benefit plans of managed care organizations, employers, unions, third party administrators and government customers. Understanding that health status is dynamic and encompasses physical, mental and social qualities, CareGuide focuses on total population health management. The Company employs a unique approach to identify members of its clients’ populations who are at risk for medical destabilization, loss of productivity and high claims expense. Through flexible, evidence-based and member-centric interventions that are matched to the individual’s holistic health needs, hospital admissions are prevented and quality of life is enhanced. CareGuide distinguishes itself by combining high human touch with technology to assist chronically ill members in self-managing their health. Visit www.careguide.com for more information.

About Haelan

Headquartered in Indianapolis, Indiana, Haelan Corporation, d/b/a The Haelan Group, is a nationally recognized total population health management company serving government and employer markets. Haelan’s vision to produce best-in-class health and financial outcomes for its clients led to 11 years of research on its predictive modeling and coaching solutions, culminating in the One Care StreetTM product suite. Haelan’s clients enjoy unprecedented health claims impact with low or negative year-over-year healthcare cost trends thanks to Haelan’s rigorous research and controlled trials in developing and validating the program. Visit www.haelan.com for more information.

This release contains information about management’s view of the Company’s future expectations, financial results, plans and prospects, including prospects for success of the combination of the two companies and their products, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company’s financial condition, its ability to integrate Haelan into its operations and sell the combined company’s products, its ability to compete with competitors and its ability to increase its business and revenue base, difficulties encountered in integrating the business of Haelan, difficulties in achieving profitability from the Haelan business, the competitive environment in the healthcare industry and competitive responses to the merger, and the growth of the healthcare market, as well as other factors that are discussed in the Company’s filed Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, filed with the SEC on June 29, 2006, and the Company’s Quarterly Reports on Form-10-QSB for the quarter ended

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CGDE Completes Acquisition of Haelan Corporation

December 11, 2006

June 30, 2006, filed with the SEC on August 14, 2006, and for the quarter ended September 30, 2006, filed with the SEC on November 14, 2006, and for the quarter ended September 30, 2006, filed with the SEC on November 14, 2006, as well as other documents the Company files with the SEC.

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